Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Magenta Therapeutics, Inc.:

We consent to the use of our report dated March 8, 2022, with respect to the consolidated balance sheets of Magenta Therapeutics, Inc. and subsidiary as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts
March 8, 2022